Valkyrie ETF Trust II 485BPOS

Exhibit 99(h)(6)

Exhibit A to the Transfer Agent Servicing Agreement – Valkyrie ETF Trust II

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

CoinShares Bitcoin and Ether ETF

CoinShares Bitcoin Mining ETF

CoinShares Bitcoin Leverage ETF

CoinShares Altcoins ETF